Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T Jennifer A. Olson-Goude Investor and Media Relations Tel: 612 303-6277

F O R   I M M E D I A T E   R E L E A S E

Piper Jaffray Companies Announces 2011 Second Quarter Results

MINNEAPOLIS – July 20, 2011 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $10.7 million, or $0.55 per diluted common share, for the quarter ended June 30, 2011. For the second quarter of 2010, Piper Jaffray recorded net income of $7.4 million, or $0.36 per diluted common share. For the first quarter of 2011, net income was $7.2 million, or $0.38 per diluted common share. Net revenues for the second quarter of 2011 were $135.9 million, compared to $127.7 million in the year-ago period, and $124.8 million for the first quarter of 2011.

For the six months ending June 30, 2011, net income was $17.9 million, or $0.93 per diluted common share, compared to $7.9 million, or $0.39 per diluted common share in 2010. Net revenues were $260.7 million for the six months, up 10 percent compared to the prior year, mainly due to higher asset management revenues.

“We are pleased with our improved revenues and profitability despite challenging market conditions that persisted during the second quarter,” said Andrew S. Duff, chairman and chief executive officer. “Stronger asset management and investment banking revenues more than offset lower institutional brokerage revenues.”

Second Quarter

Consolidated Expenses

For the second quarter of 2011, compensation and benefits expenses were $83.4 million, up from $77.7 million and $75.5 million in the second quarter of 2010 and the first quarter of 2011, respectively. The increases were primarily driven by improved performance. For the second quarter of 2011, compensation and benefits expenses as a percentage of net revenues were 61.3 percent, compared to 60.9 percent for the second quarter of 2010 and 60.5 for the first quarter of 2011.

Non-compensation expenses were $35.4 million, a decrease of 7 percent and 6 percent, compared to the second quarter of 2010 and the first quarter of 2011, respectively.

Second Quarter

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets

Capital Markets generated pre-tax operating income of $12.2 million, up 39 percent and 68 percent compared to the year-ago period and first quarter of 2011, respectively. The improved performance was mainly attributable to higher net revenues, which were $115.5 million and rose 3 percent and 8 percent, respectively.

—

Equity financing revenues of $31.0 million decreased 11 percent compared to the second quarter of 2010, mainly driven by lower Hong Kong-based activity. Revenues rose 26 percent compared to the first quarter of 2011, resulting from higher U.S.-based activity. The company was bookrunner on 42 percent of its equity financings, and year- to-date economic fee market share increased to the highest level in the last seven years.

—

Fixed income financing revenues were $18.6 million, up 30 percent and 92 percent, compared to the second quarter of 2010 and the first quarter of 2011, respectively. The increase was primarily driven by higher public finance activity. For the second consecutive quarter, the firm’s public finance issuance was more resilient than the industry. As a result, the firm’s economic fee market share increased 50 percent for the first six months of 2011 compared to the same period one year ago.

—	Advisory services revenues of $18.1 million declined 22 percent compared to the year-ago period, primarily due to fewer completed transactions. Revenues rose 35 percent compared to the first quarter of 2011, due to more completed transactions and higher revenue per transaction.

—

Equity institutional brokerage revenues were $21.3 million, down 22 percent and 17 percent compared to the year-ago period and the first quarter of 2011, respectively. These declines were mainly driven by lower client volumes and reduced trading performance.

—

Fixed income institutional brokerage revenues were $22.4 million, up 130 percent compared to the second quarter of 2010, mainly resulting from improved performance in taxable securities and municipal strategic trading. Revenues declined 23 percent compared to the first quarter of 2011, primarily due to lower revenues in municipal strategic trading and taxable securities.

—

Operating expenses for the quarter were $103.3 million, essentially unchanged from the second quarter of 2010 and up 4 percent compared to the first quarter of 2011. Segment pre-tax operating margin improved to 10.5 percent compared to 7.9 percent in the year-ago quarter and 6.8 percent in the first quarter of 2011.

The following is a recap of completed deal information for the second quarter of 2011:

—	24 equity financings raising a total of $6.8 billion in capital.

—	153 tax-exempt issues with a total par value of $2.0 billion.

—	9 merger and acquisition transactions with an aggregate enterprise value of $1.1 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)

Asset Management

For the quarter ended June 30, 2011, asset management generated pre-tax operating income of $4.9 million, compared to $3.0 million in the second quarter of 2010, and $4.3 million in the first quarter of 2011. Net revenues of $20.4 million rose 30 percent and 12 percent compared to the year-ago period and the first quarter of 2011, respectively. The increases were mainly driven by performance fees.

—

Operating expenses for the quarter were $15.5 million, including $2.1 million of intangible amortization expense, up 22 percent compared to the second quarter of 2010 and up 11 percent compared to the first quarter of 2011. The increases were mainly driven by increased compensation due to improved performance. Segment pre-tax operating margin was 24.2 percent compared to 18.9 percent in the year-ago period and 23.5 percent in the first quarter of 2011.

—

Assets under management (AUM) were $12.4 billion, up 4 percent compared to $11.8 billion in the year-ago period and down 3 percent compared to the first quarter of 2011. On a year-to-date basis, all of the ARI investment strategies and the FAMCO MLP product have outperformed their respective benchmarks.

Additional Shareholder Information

	As of June 30, 2011	As of Mar. 31, 2011	As of June 30, 2010
Number of employees:	1,047	1,046	1,083
Asset Management AUM:	$12.4 billion	$12.8 billion	$11.8 billion
Common Shareholders’ equity:	$842.1 million	$833.6 million	$817.0 million
Annualized Qtrly. Return on Avg. Adjusted Common Shareholders’ Equity[1]	5.8%	4.0%	4.0%
Book value per share:	$53.07	$52.73	$53.71
Tangible book value per share[2]:	$29.25	$28.68	$28.67

1Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

	Average for the
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
(Dollars in thousands)	June 30, 2011	Mar. 31, 2011	June 30, 2010

Common shareholders’ equity	$837,794	$823,141	$836,210
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted common shareholders’ equity	$732,272	$717,619	$730,688

2Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	June 30, 2011	Mar. 31, 2011	June 30, 2010

Common shareholders’ equity	$842,123	$833,578	$817,025
Deduct: goodwill and identifiable intangible assets	378,092	380,161	380,880

Tangible common shareholders’ equity	$464,031	$453,417	$436,145

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss first quarter results on Wed., July 20, at 9 a.m. ET (8 a.m. CT). To view a copy of the earnings release on or after July 20, please visit www.piperjaffray.com. The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800)899-2086 and referencing reservation #21529044. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET July 20 at the same Web address or by calling (800) 633-8284 and referencing reservation #21529044.

About Piper Jaffray

Piper Jaffray is a leading middle-market investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the municipal market), anticipated financial results (including expectations regarding operating margins, earnings per share, return on equity, and productivity and revenue and expense levels), the environment and prospects for capital markets transactions, current deal pipelines (or backlogs), our five-year strategic priorities (including significant revenue growth for our corporate advisory and public finance businesses, investments in our Asia-based business, growth in our asset management business and the revenue yield thereof, and expansion of middle market, fixed income sales), or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate (including the municipal market), and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (6) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (7) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2011 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands, except per share data)	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010	2Q ‘11 vs. 1Q ‘11	2Q ‘11 vs. 2Q ‘10	Jun. 30, 2011	Jun. 30, 2010	Percent Inc/(Dec)
Revenues:
Investment banking	$67,062	$47,041	$71,745	42.6%	(6.5)%	$114,103	$115,493	(1.2)%
Institutional brokerage	37,170	48,231	32,084	(22.9)	15.9	85,401	81,179	5.2
Asset management	19,640	17,929	15,873	9.5	23.7	37,569	25,027	50.1
Interest	13,144	14,229	14,313	(7.6)	(8.2)	27,373	27,762	(1.4)
Other income	6,626	5,511	3,495	20.2	89.6	12,137	6,422	89.0

Total revenues	143,642	132,941	137,510	8.0	4.5	276,583	255,883	8.1

Interest expense	7,693	8,161	9,857	(5.7)	(22.0)	15,854	18,644	(15.0)

Net revenues	135,949	124,780	127,653	9.0	6.5	260,729	237,239	9.9

Non-interest expenses:
Compensation and benefits	83,376	75,545	77,678	10.4	7.3	158,921	142,774	11.3
Occupancy and equipment	8,992	8,448	8,056	6.4	11.6	17,440	15,725	10.9
Communications	6,203	6,611	6,199	(6.2)	0.1	12,814	12,688	1.0
Floor brokerage and clearance	2,219	2,466	3,307	(10.0)	(32.9)	4,685	5,924	(20.9)
Marketing and business development	6,725	6,210	6,095	8.3	10.3	12,935	11,417	13.3
Outside services	6,819	8,106	7,735	(15.9)	(11.8)	14,925	15,739	(5.2)
Intangible asset amortization expense	2,069	2,069	2,204	-	(6.1)	4,138	3,180	30.1
Other operating expenses	2,412	3,791	4,618	(36.4)	(47.8)	6,203	8,960	(30.8)

Total non-interest expenses	118,815	113,246	115,892	4.9	2.5	232,061	216,407	7.2

Income before income tax expense	17,134	11,534	11,761	48.6	45.7	28,668	20,832	37.6

Income tax expense	5,987	4,115	4,458	45.5	34.3	10,102	13,103	(22.9)

Net income	11,147	7,419	7,303	50.2	52.6	18,566	7,729	140.2

Net income/(loss) applicable to noncontrolling interests	453	186	(75)	143.5	N/M	639	(159)	N/M

Net income applicable to Piper Jaffray Companies (1)	10,694	7,233	7,378	47.9	44.9	17,927	7,888	127.3

Net income applicable to Piper Jaffray Companies’ common shareholders (1)	$8,760	$5,711	$5,712	53.4%	53.4%	$14,422	$6,213	132.1%

Earnings per common share
Basic	$0.55	$0.38	$0.36	47.0%	54.0%	$0.93	$0.39	137.5%
Diluted	$0.55	$0.38	$0.36	47.4%	54.1%	$0.93	$0.39	137.9%

Weighted average number of common shares outstanding
Basic	15,840	15,177	15,901	4.4%	(0.4)%	15,510	15,869	(2.3)%
Diluted	15,845	15,224	15,925	4.1%	(0.5)%	15,536	15,925	(2.4)%

(1) Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M - Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Dollars in thousands)	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010	2Q ‘11 vs. 1Q ‘11	2Q ‘11 vs. 2Q ‘10	Jun. 30, 2011	Jun. 30, 2010	Percent Inc/(Dec)
Capital Markets

Investment banking
Financing
Equities	$30,985	$24,682	$34,776	25.5%	(10.9)%	$55,667	$51,764	7.5%
Debt	18,583	9,666	14,355	92.3	29.5	28,249	29,536	(4.4)
Advisory services	18,134	13,424	23,197	35.1	(21.8)	31,558	35,172	(10.3)

Total investment banking	67,702	47,772	72,328	41.7	(6.4)	115,474	116,472	(0.9)

Institutional sales and trading
Equities	21,341	25,739	27,501	(17.1)	(22.4)	47,080	54,428	(13.5)
Fixed income	22,394	29,189	9,733	(23.3)	130.1	51,583	37,109	39.0

Total institutional sales and trading	43,735	54,928	37,234	(20.4)	17.5	98,663	91,537	7.8

Other income	4,088	3,880	2,423	5.4	68.7	7,968	4,408	80.8

Net revenues	115,525	106,580	111,985	8.4	3.2	222,105	212,417	4.6

Operating expenses	103,339	99,320	103,189	4.0	0.1	202,659	196,299	3.2

Segment pre-tax operating income	$12,186	$7,260	$8,796	67.9%	38.5%	$19,446	$16,118	20.6%

Segment pre-tax operating margin	10.5%	6.8%	7.9%			8.8%	7.6%

Asset Management
Management and performance fees
Management fees	$18,011	$17,812	$15,730	1.1%	14.5%	$35,823	$24,545	45.9%
Performance fees	1,629	117	143	N/M	N/M	1,746	482	262.2

Total management and performance fees	19,640	17,929	15,873	9.5	23.7	37,569	25,027	50.1

Other income/(loss)	784	271	(205)	189.3	N/M	1,055	(205)	N/M

Net revenues	20,424	18,200	15,668	12.2	30.4	38,624	24,822	55.6

Operating expenses	15,476	13,926	12,703	11.1	21.8	29,402	20,108	46.2

Segment pre-tax operating income	$4,948	$4,274	$2,965	15.8%	66.9%	$9,222	$4,714	95.6%

Segment pre-tax operating margin	24.2%	23.5%	18.9%			23.9%	19.0%

Total
Net revenues	$135,949	$124,780	$127,653	9.0%	6.5%	$260,729	$237,239	9.9%

Operating expenses	118,815	113,246	115,892	4.9	2.5	232,061	216,407	7.2

Total segment pre-tax operating income	$17,134	$11,534	$11,761	48.6%	45.7%	$28,668	$20,832	37.6%

Pre-tax operating margin	12.6%	9.2%	9.2%			11.0%	8.8%

N/M - Not meaningful